Exhibit 99.1

Veteran Business Leader James D. White Joins CallidusCloud’s
Board of Directors

DUBLIN, CA, August 1, 2016 - Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, announced today the appointment of James D. White, a renowned business leader, to its board of directors.
White is a veteran executive with a proven track record with the world’s leading companies. As the former chairman, president and CEO of Jamba Inc., he led a transformation that positions Jamba Juice as a top healthy living brand. During White's seven year tenure, Jamba accelerated growth globally and grew to nearly 900 restaurants. White currently serves on the boards of directors of DeVry Education Group, Panera Bread and is board chairman at Daymon Worldwide.
White previously held senior executive roles at Safeway Stores, the Gillette Company and Nestle Purina. He started his career at the Coca-Cola Company. At Safeway, he was the top private brands executive and received broad recognition and several awards for innovative branding.
"I am delighted to welcome James D. White, an experienced executive with a proven track record of growth and success at the world’s leading brands. James, with his vast executive and board experience, will be an excellent addition to CallidusCloud’s Board of Directors, as the company drives forwards with its mantra of profitable growth," said Charles M. Boesenberg, chairman of the board, CallidusCloud.
"I’m excited to be part of CallidusCloud’s mission to be a top five cloud company, and join this market leader. I believe the company’s profitable growth agenda will deliver the best possible outcomes for shareholders, customers and employees,” said James D. White.

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation -- driving bigger deals, faster. Approximately 4,700 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals faster.

©2016 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, Clicktools, SURVE, syncfrog, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc.

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Press Contacts:
Giles House
CallidusCloud
925-251-2200

Investor Relations Contact
Ed Keaney
Market Street Partners
(415) 445-3238
cald@marketstreetpartners.com